Exhibit 99.2

NEWS RELEASE

GRAY ANNOUNCES COMPLETION OF TENDER OFFER FOR ITS 7½% SENIOR NOTES DUE 2020; ISSUES NOTICE OF REDEMPTION FOR REMAINING OUTSTANDING NOTES

Atlanta, Georgia – September 14, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that its previously announced offer to purchase any and all of its outstanding 7½% Senior Notes due 2020 (the “Notes”) expired at 5:00 p.m., New York City time, on September 13, 2016 (the “Expiration Time”).

As of the Expiration Time, $431,240,000 aggregate principal amount of Notes, or 63.89% of the aggregate principal amount outstanding, had been validly tendered and not withdrawn. The complete terms and conditions of the tender offer were set forth in an Offer to Purchase that was made available to holders of the Notes.

In accordance with the terms of the Offer to Purchase, Gray made a cash payment to all holders who validly tendered their Notes in the tender offer of $1,042.20 per $1,000 principal amount of Notes tendered (the “Tender Offer Consideration”), plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date of September 14, 2016 (the “Payment Date”), for a total cash payment of approximately $464.1 million. Gray funded the payment for tendered and accepted Notes with the proceeds from its previously announced offering of $525.0 million aggregate principal amount of 5.125% senior notes due 2024 and $200.0 million aggregate principal amount of additional 5.875% senior notes due 2026 (collectively, the “New Notes Offering”).

Gray also announced today that it has delivered a notice of redemption to the holders of Notes that were not validly tendered in the tender offer at the redemption price of 103.750% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. The redemption of the remaining outstanding Notes is expected to occur on October 14, 2016. Gray intends to fund the amounts necessary to redeem the remaining outstanding Notes with the proceeds from the New Notes Offering.

About Gray Television

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We own and/or operate television stations in 51 television markets that broadcast over 185 separate program streams, including 36 channels affiliated with CBS, 27 channels affiliated with NBC, 19 channels affiliated with ABC and 14 channels affiliated with FOX. We own the number-one or number-two ranked television station operations in 50 of those 51 markets. Our stations reach approximately 9.5 percent of total United States television households.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Cautionary Statements Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the federal securities laws. These “forward-looking statements” are statements other than statements of historical fact. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of September 14, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, each of which is on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Gray Contacts

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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